Exhibit 2

Members of Group

SLP V VENICE FEEDER I, LP.

SLP VENICE HOLDINGS, LP.

LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P.

LEVEL EQUITY OPPORTUNITIES FUND 2018, L.P.

LEGP II AIV(B), L.P.

LEGP I VCS, LLC

LEGP II VCS, LLC

LEVEL EQUITY-VCS INVESTORS, LLC

RW VACASA AIV L.P.

RIVERWOOD CAPITAL PARTNERS II (PARALLEL-B) L.P.

RCP III VACASA AIV L.P.

RIVERWOOD CAPITAL PARTNERS III (PARALLEL-B) L.P.

RCP III (A) VACASA AIV L.P.

MOSSYTREE INC.

TPG PACE SOLUTIONS SPONSOR, SERIES LLC